State of Delaware
Secretary of State
Division of Corporations
Delivered 12:34 PM 08/11/2017
FILED 12:34 PM 08/11/2017
SR 20175686646 - File Number 4442363

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. Name of Statutory Trust: Academy Funds Trust

2. The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

Article First: The name of the trust is Innovator ETFs Trust

[set forth amendment(s)]

3. (Please complete with either **upon filing** or it may be a ***future effective date*** that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the Eleventh day of August, 2017 A.D.

By: /s/ Bruce Bond

Trustee

Name: Bruce Bond

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